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                                                                   EXHIBIT 10.64



                              EMPLOYMENT AGREEMENT

         This employment agreement (this "Agreement") is entered into this day of , 1998, by and between CORPORATE PROPERTY INVESTORS, INC., a Delaware corporation and successor by merger to CORPORATE PROPERTY INVESTORS, a Massachusetts business trust (such entities collectively, the "Company") and MARK S. TICOTIN (the "Executive").

                                    RECITALS

         The Executive is currently the President and Chief Operating Officer of the Company. The Company intends to merge with Simon DeBartolo Group, Inc., a Maryland corporation ("Simon"), pursuant to the terms of an Agreement and Plan of Merger dated as of February 18, 1998 among the Company, Simon and Corporate Realty Consultants, Inc., a Delaware corporation (the "Merger"). The Company desires to retain the Executive as an officer of the Company following the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                  1.     Employment, Term and Duties.

                         1.1      Employment.  The Company hereby employs the
Executive and the Executive hereby accepts employment by the Company on the terms and conditions set forth in this Agreement.

                         1.2      Term.  The Executive's employment under this
Agreement shall commence on the effective date of the Merger (the "Effective Date") and shall terminate on the last day of the month in which the fifth anniversary of the Effective Date occurs (the "Termination Date"), unless earlier terminated as provided in Section 4 below (the "Term"). Notwithstanding the foregoing, the Term shall automatically be extended for an additional term of one (1) year as of each December 31 occurring during the Term unless, prior to such December 31, the Company shall give the Executive notice that the Term shall not be extended in which event the Term shall expire on the Termination Date in effect as of the date of such notice. In the event that the Effective Date has not occurred by June 30, 1999, then this Agreement shall terminate and be of no further force and effect.

                         1.3      Positions and Duties.  During the Term, the
Executive shall serve as the sole Senior Executive Vice President of the Company and shall be a member of the Executive Committee of the Company (the "Executive Committee"), which committee shall be composed of members appointed by the Board whose employment positions are at the level of Senior Executive Vice President or more senior in the Company. The parties hereto agree that the
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Executive Committee shall consist of the senior most officers of the Company and shall participate in substantially all major initiatives and decisions made in respect of the Company's day-to-day management and those matters delegated to it by the Board; provided, however, that nothing herein shall prejudice the rights and duties of the person serving as the Company's Chief Executive Officer ("CEO"), as determined by the Board in accordance with the Company's by-laws. During the Term, the Executive shall report directly to the CEO of the Company. The parties hereto agree that the Executive, in his capacity as Senior Executive Vice President, shall serve in the most senior position in the Company following the Co-Chairmen of the Board, the Vice Chairman, the CEO, the President and the Chief Operating Officer ("COO") of the Company. In connection therewith, the Executive's principal focus shall be to assist in the operation of the Company at its most senior level in a manner determined from time to time by the CEO or the Board of Directors. The Executive may engage in the following activities
(and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not (without the approval of the Company) substantially interfere with the performance of the Executive's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions and (iii) make investments in businesses or enterprises and manage his personal investments in accordance with the Company's business and ethics policy. The parties acknowledge that the Executive's participation (and continuing participation) as a director of the commercial corporations listed on
Schedule I attached hereto have been approved by the Company. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation.

                  2.       Compensation and Other Benefits.

                           2.1      Base Compensation.  As compensation for
services rendered during the Term, the Company shall pay to the Executive a base salary (the "Base Salary") initially equal to $500,000, subject to increase from time to time by the Board. The Board shall review the Executive's annual Base Salary no less frequently than annually to determine whether any increase should be made. The Base Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, less such amounts as shall be required to be deducted or withheld therefrom by applicable law and regulations.

                           2.2      Annual Bonus.  In addition to the Base
Salary, the Executive shall be eligible to receive, for each calendar year or portion thereof occurring during the Term, a targeted annual bonus (the "Annual Bonus") in an amount not less


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than 100% of the Executive's Base Salary for such calendar year or portion thereof. The amount of any such Annual Bonus shall be determined by the Compensation Committee of the Board (the "Committee"), in accordance with the standard practice of such Committee relating to the incentive compensation program of the Company. The Annual Bonus shall be paid to the Executive, less such amounts as shall be required to be deducted or withheld therefrom by applicable law and regulations, at such time or times as is in accordance with the then prevailing policy of the Company relating to incentive compensation payments.

                           2.3     Stock Options.  As of the Effective Date, the
Company shall grant Executive a stock option to acquire 142,500 shares of the Company's Common Stock pursuant to the Company's 1998 Stock Incentive Plan ("Stock Incentive Plan"). Such option shall have an option price equal to the fair market value of the Simon Common Stock on the Effective Date and shall vest in equal installments on the anniversary of the date of grant in years 1999-2001. As of the first anniversary of the Effective Date, the Company shall grant Executive a stock option to acquire 37,500 shares of Common Stock of Simon Property Group, Inc. pursuant to the Stock Incentive Plan. Such option shall have an option price equal to fair market value of the Common Stock of Simon Property Group, Inc. on the date of grant and shall vest in equal installments on the anniversary of such date in years 2000-2001. In the event of Executive's termination of employment prior to the first anniversary of the Effective Date for any reason other than for Cause or by the Executive without Good Reason, such option shall be granted as of the date of termination of employment and shall be fully vested as of the date of grant. The maximum number of such options which qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be granted as "incentive stock options" and the remainder of such options shall be non-qualified stock options. The terms, conditions and restrictions with regard to said stock options shall be evidenced by an Incentive Stock Option Agreement (as to the incentive stock options) and a Nonqualified Stock Option Agreement (as to the non-qualified stock options), substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2 respectively which shall be incorporated herein by reference and their terms, conditions and restrictions shall be considered a part of this Agreement.

                           2.4     Retirement and Savings Plans.  During the
Term, the Executive shall be eligible to participate as of the Effective Date in all incentive, pension, retirement, savings, 401(k) and other employee pension benefit plans and programs maintained by the Company from time to time for the benefit of senior executives and/or other employees.

                           2.5     Welfare Benefit Plans.  During the Term, the
Executive, the Executive's spouse, if any, and their eligible , if any, shall be eligible to participate as of the


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Effective Date in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, estate and financial planning, accidental death and dismemberment and travel accident insurance plans and programs including, without limitation, the split-dollar insurance arrangement between the Company and the Executive, in each case on terms no less favorable than as in effect for senior executive employees of the Company immediately prior to the Effective Date.

                           2.6     General Business Expenses.  The Company shall
pay or reimburse the Executive for all expenses that are consistent with the Company's policy and reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's duties under this Agreement. Such expenses shall include the cost of a car and driver and any and all Company-related business expenses arising out of activities at clubs at which the Executive is a member. Such payment shall be made upon presentation of such documentation as the Company has, as of the date hereof, customarily required of its senior executive employees prior to making such payments or reimbursements.

                           2.7     Vacation.  During the Term, the Executive
shall be entitled to five weeks of vacation per year. The Executive shall not be permitted to accumulate and carryover unused vacation time or pay from year to year except to the extent permitted in accordance with the Company's vacation policy for senior executives.

                           2.8     Fringe Benefits.  In addition, during the
Term, the Executive shall be entitled to use any aircraft owned by the Company for his personal use, provided such aircraft is not otherwise in use by the Company; and such other fringe benefits and perquisites as in effect and as provided from time to time to the senior executives of the Company. The Executive shall reimburse the Company for his personal use of the Company aircraft at a rate equal to the rate the Executive would pay for first class airfare for travel to the same destination on a commercial airline.

                           2.9     Office and Support Staff.  Unless the
Executive otherwise agrees in writing, during the Term the Executive shall be entitled to executive secretarial and other administrative assistance of a type and extent, and to an office or offices (with furnishings and other appointments) of a type and size, at least equal to that provided to the Executive immediately prior to the Effective Date.

                           2.10    Option Plan Participation.  Notwithstanding
anything herein to the contrary, the Executive shall not be entitled to any new grants of stock options or other awards


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(other than the grant provided in Section 2.3 hereof) under the Company's Stock
Incentive Plan until January 1, 2002 unless the Committee otherwise determines.

                  3.       Non-Competition.

                           3.1     Covenants Against Competition.  The
Executive acknowledges that as of the execution of this Employment Agreement (i) the Company is engaged in the business of shopping center and other retail project acquisition, operation and development (the "Business"); (ii) the Company's Business is conducted in various markets throughout the United States;
(iii) his employment with the Company will have given him access to confidential information concerning the Company; and (iv) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

                           (a) Non-Compete. Without the prior written consent of the Board of Directors of the Company, the Executive shall not during the Restricted Period (as defined below) within any metropolitan area in which the Company owns any commercial real estate, directly (except in the Executive's capacity as an officer of the Company or any of its affiliates): (i) engage or participate in the Business; (ii) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in the Business; or (iii) acquire an equity interest in any such person in any capacity; provided, that the foregoing restrictions shall not apply at any time if the Executive's employment is terminated during the Term by the Executive for Good Reason (as defined below) or by the Company without Cause (as defined below); provided, further, that during the Restricted Period the Executive may own, directly or indirectly, solely as a passive investment, securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System. As used herein, the "Restricted Period" shall mean the period commencing with the Effective Date and ending on the first anniversary of the last day of the Term.

                           (b)     Confidential Information; Personal
         Relationships. The Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Executive agrees that, during and after the Restricted Period, without the prior written consent of the Board of Directors of the Company, the Executive shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company's Business


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         including, without limitation, operational methods, marketing or development plans or strategies, business acquisition plans, joint venture proposals or plans, and new personnel acquisition plans, learned by the Executive heretofore or hereafter (such information shall be referred to herein collectively as "Confidential Information"); provided, however, that nothing in this Agreement shall prohibit the Executive from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law, regulatory authority, recognized subpoena power or any court of competent jurisdiction, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company, or (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against the Executive by or in the right of the Company. Notwithstanding any provision contained herein to the contrary, the term "Confidential Information" shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known or available to the public in general (other than as a result of a breach of this provision by the Executive). Moreover, the Executive shall be permitted to retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation (pending or threatened) involving the Executive.

                           (c) Employee of the Company and its Affiliates. During the Restricted Period, without the prior written consent of the Board of Directors of the Company, the Executive shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of, or person employed within the two years preceding the Executive's hiring or solicitation of such person by, the Company and its affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Company (or any predecessor of the Company) shall be excluded from those persons protected by this Section 3.1(c) for the benefit of the Company.

                           (d) Business Relationship. During the Restricted Period, the Executive shall not, directly or indirectly, request or advise a person that has a business relationship with the Company to curtail or cancel such person's business relationship with the Company.

                           3.2      Rights and Remedies Upon Breach.  If the
Executive breaches, or threatens to commit a breach of, any of the provisions contained in Section 3.1 of this Agreement (the "Restrictive Covenants"), the Company shall have the following


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rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                           (a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                           (b) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of Restrictive Covenants.

                           3.3      Severability of Covenants.  The Executive
acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

                  4.       Termination.

                           4.1     Termination Due to Death or Disability.  The
Company may terminate the Executive's employment hereunder due to Disability (as defined below). In the event of the Executive's death or a termination of the Executive's employment by the Company due to Disability, the Executive, his estate or his legal representative, as the case may be, shall be entitled to:

                  (a) (i) in the case of death, a death benefit in an amount equal to twenty-four months of monthly Base Salary at the rate in effect (as provided for by Section 2.1 of this Agreement but not beyond age 65) on the date of termination plus any amounts paid pursuant to the group and/or individual life insurance policies referred to in
         Section 2.5 of this Agreement, and (ii) in the case of Disability, an amount equal to twenty-four months of monthly Base Salary at the rate in effect plus any payments received under any long-term disability plan or policy maintained by the Company) for so long as the Executive is subject to a Disability, but not beyond age 65;

                  (b) any Base Salary accrued or any Annual Bonus for any calendar year prior to the calendar year in which death


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         or Disability occurs that was earned but not yet paid as of the Date of Termination (as defined herein);

                  (c) a pro rata Annual Bonus for the calendar year in which death or Disability occurs (determined and payable in accordance with Section 2.2 of this Agreement);

                  (d)    any accrued vacation pay;

                  (e) reimbursement for expenses incurred but not yet paid prior to such death or Disability;

                  (f) all outstanding options granted to Executive to purchase Common Stock under the Company's option plans (or under any option plan of any predecessor to the Company) shall, to the extent not already vested, become immediately fully vested and shall remain exercisable until the end of the original term of such option without regard to Executive's termination of employment;

                  (g) in the case of death, any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provision of any applicable plans and programs of the Company; and

                  (h) in the case of Disability, (i) continuation of the Executive's health and welfare benefits (as described in Section 2.5 of this Agreement) at the level in effect (as provided for by Section 2.5) on the date of termination through the end of the three-year period following the termination of the Executive's employment (or, to the extent that any welfare benefit plan, program or arrangement in which the Executive participates provides for a longer continuation period, such longer period in accordance with such plan, program or arrangement) due to Disability (or the Company shall provide the economic equivalent thereof), and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company.

                  For purposes of this Section 4.1 and Section 2.3, "Disability" means the Executive's inability to render, for a period of six consecutive months, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination. Notwithstanding the foregoing, if the Executive, in his sole discretion, shall so elect, the Executive shall be considered disabled for the purposes of this Agreement if the


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Executive is deemed disabled pursuant to the Company's long-term disability plan.

                  4.2 Termination by the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause (as defined below) as provided in this Section 4.2. If the Company terminates the Executive's employment hereunder for Cause, the Executive shall be entitled to:

                  (a) Base Salary at the rate in effect (as provided for by Section 2.1 of this Agreement) at the time of such termination through the Date of Termination;

                  (b) any Annual Bonus earned but not yet paid as of the Date of Termination;

                  (c)    any accrued vacation pay;

                  (d) reimbursement for expenses incurred, but not yet paid prior to such termination of employment; and

                  (e) any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company.

                  In any case described in this Section 4.2, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board of Directors that the Company intends to terminate the Executive's employment for Cause. Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive's employment for Cause. The Executive shall be given the opportunity within 30 calendar days of the receipt of such notice to meet with the Board of Directors to defend such act or acts, or failure to act, and the Executive shall be given 15 business days after such meeting to correct such act or failure to act. Upon failure of the Executive, within such latter 15 day period, to correct such act or failure to act, the Executive's employment by the Company shall automatically be terminated under this Section 4.2 for Cause. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony involving actual dishonesty as against the Company, such conviction is overturned on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits that the Executive would have received as a result of a termination of the Executive's employment by the Company without Cause.

                  For purposes of this Section 4.2 and Section 2.3, "Cause" means (a) the Executive is convicted of a felony


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involving actual dishonesty as against the Company, or (b) the Executive, in carrying out his duties and responsibilities under this Agreement, voluntarily engages in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, unless such act, or failure to act, was believed by the Executive in good faith to be in the best interests of the Company.

                           4.3      Termination Without Cause or Termination For
Good Reason. The Company may terminate the Executive's employment hereunder without Cause and the Executive may terminate his employment hereunder for Good Reason. If the Company terminates the Executive's employment hereunder without Cause, other than due to death or Disability, or if the Executive terminates his employment for Good Reason, the Executive shall be entitled to:

                  (a) the amount equal to the product of (1) three times (2) the sum of (x) the Executive's then Base Salary and (y) the Executive's then Annual Bonus (but not less than the highest annual bonus paid to the Executive with respect to the three years preceding the date of the Executive's termination of employment); and

                  (b) the Company will contribute within 30 calendar days after the Termination Date an amount to the Amended and Restated Supplemental Executive Retirement Plan of Corporate Property Investors equal to 33% of the amount set forth in clause (2) of Section 4.3(a) above.

                  (c) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the persons who from time to time thereafter are Dependents (as defined herein) at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2 if the Executive's employment had not been terminated or, if more favorable to the Executive and the Dependents, as in effect for senior executive employees and their Dependents generally at any time thereafter. "Dependents", as of any date, means the members of the Executive's family who under the eligibility rules (as in effect on a date that is six months prior to the Effective Date) of the plans or programs of the Company (or any successor) which provide medical benefits, would, by virtue of such status as family members, be eligible for benefits under such plans or programs on such date.

                  (d) the Executive and the persons who from time to time thereafter are Dependents shall continue to be eligible to participate in and shall receive all benefits under any plan


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         or program of the Company providing medical benefits as are in effect on the date six months prior to the Effective Date or under any plan or program of a successor to the Company which provides medical benefits that are not less favorable to the Executive and the Dependents than such plans or programs of the Company until the date the Executive and the Dependents are all eligible for Medicare benefits (by reason of attaining the minimum age for such benefits without regard to whether an application has been made therefor); provided, however, that (A) in no event will a Dependent be eligible for benefits as described in this clause (d) after the date he ceases to be a Dependent and (B)at all times after the expiration of the three-year period described in clause
         (c) above, the Executive shall pay for such coverage at the same rate as is charged to other similarly situated individuals electing continuation coverage under Section 4980B of the Code;

                  (e) all outstanding options granted to Executive to purchase Common Stock under the Company's option plans (or under any option plan of any predecessor to the Company) shall, to the extent not already vested, become immediately fully vested and shall remain exercisable until the end of the original term of such option without regard to Executive's termination of employment;

                  (f) the Company will continue to pay any premiums due on split-dollar life insurance policies (if any) in effect on the life of the Executive for three years following the date of termination after which time the Company shall distribute such policy to the Executive without requiring the Executive to repay any premium paid by the Company;

                  (g) notwithstanding any provisions to the contrary under any outstanding recourse note issued under the Company's Employee Share Purchase Plan or any other agreement providing for the acceleration or prepayment of any such note payments under such note shall not be accelerated as a result of Executive's termination of employment but shall be due and payable in accordance with the terms of such note determined as if Executive's employment had not terminated;

                  (h) the Company will transfer any car made available to the Executive for his use by the Company to the Executive for no consideration provided that the Executive pays any and all transfer taxes and agrees to be solely responsible for insurance and the cost of insurance after the date of transfer; and

                  (i) the Executive shall be entitled to keep any computer and/or software provided to the Executive by the Company for home or travel use for no consideration; and


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                  (j)    any Base Salary accrued or Annual Bonus earned but not
         yet paid as of the Date of Termination;

                  (k)    any accrued vacation pay;

                  (l) reimbursement for expenses incurred, but not paid prior to such termination of employment;

                  (m) any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provisions of any applicable plans or programs of the Company (including, but not limited to, those plans described in Section 2).

                  For purposes of this Section 4.3 and Section 2.3, "Good Reason" means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Executive is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive's titles or positions, as set forth and described in Section 1.3 of this Agreement; (b) the Executive suffers a reduction in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in Section
1.3 of this Agreement (including, without limitation, if the Executive Committee ceases to have the powers or reporting responsibilities described in Section 1.3 of this Agreement or if the Executive Committee is expanded beyond eight members); (c) the Executive is not appointed to, or is removed from, the offices or positions provided for in Section 1.3 of this Agreement; (d) the Executive's compensation is decreased by the Company, or the Executive's benefits under employee benefit or health or welfare plans or programs of the Company are in the aggregate materially decreased; (e) the Company fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section
6.4 of this Agreement; (f) the Company fails to use its reasonable best efforts to maintain, or cause to be maintained, adequate directors and officers liability insurance coverage for the Executive; (g) without the Executive's express written consent, the Company's requiring the Executive's work location to be other than in the County of New York, New York; or (h) the Company purports to terminate the Executive's employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement.

                           4.4      Voluntary Termination.  The Executive may
effect a Voluntary Termination of his employment hereunder. A "Voluntary Termination" shall mean a termination of employment by the Executive on his own initiative other than (a) a termination due to death or Disability, or (b) a termination for Good Reason. A Voluntary Termination shall not be, nor shall it be deemed to be, a breach of this Agreement and shall entitle the Executive to


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all of the rights and benefits which the Executive would be entitled in the event of a termination of his employment by the Company for Cause.

                           4.5      Non-exclusivity of Rights.  Nothing in this
Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided or maintained by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company at or subsequent to the date of termination shall be payable in accordance with such plans or programs. If the Company is unable, for any reason, to provide the Executive with the stock option grant described in
Section 2.3 to which he is then entitled (either with respect to the option grant or the delivery of Company shares upon exercise of such options), it will take all necessary action to provide the Executive with the economic value thereof (including, if appropriate, through a cashless exercise program in respect of such stock options).

                           4.6      Stock Grant and Stock Options.  In the event
of any termination described in Sections 4.1, 4.2, 4.3 and 4.4 above, Executive's rights with regard to his stock grant, loan agreement and stock options shall be as set forth in the respective agreement containing the terms and conditions pertaining thereto.

                           4.7      Certain Additional Payments by the Company.
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or that any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Subject to the provisions of this Section 4.7, all determinations required to be made hereunder, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Arthur Andersen LLP or by another nationally recognized certified public accounting firm that is mutually selected by the Executive and the Company (the

"Accounting Firm") at the sole expense of the Company, which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of the Executive's employment under this Agreement, if applicable, or such earlier time as is requested by the Company or the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                   (i) give the Company any information reasonably requested by the Company relating to such claim,

                   (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                   (iii) cooperate with the Company in good faith to contest effectively such claim, and

                   (iv) permit the Company to participate in any proceedings relating to such claim;

provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions hereof the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                           4.8      Payment.  Except as otherwise provided in
this Agreement, any payments to which the Executive shall be entitled under this
Section 4, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the date of termination. If the amount of any payment due to the Executive cannot be finally determined within 90 days after the Date of Termination, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than 90 days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

                           4.9      Date of Termination.  For purposes of this
Agreement, "Date of Termination" shall mean the date on which Executive's employment with the Company shall terminate for any reason.

                  5.       Indemnification.

                           Contemporaneously herewith, the Company and the
Executive shall execute an indemnification agreement which, by its terms, shall indemnify the Executive to the fullest extent permitted by applicable law and by the Company's certification of incorporation and by-laws. Such indemnification agreement shall contain terms no less favorable to the Executive than the terms of any other indemnification agreement provided to any other senior officer of the Company (including senior officers of Simon).

                  6.       Other Provisions.

                           6.1      Notices.  Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                           (i)      If to the Company to:

                                            National City Center
                                            115 West Washington Street
                                            Indianapolis, IN 46204
                                            Attn:  General Counsel


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
                                 With a copy to:

                                            Frank A. Daniele, Esq.
                                            Willkie Farr & Gallagher
                                            787 Seventh Avenue
                                            New York, NY 10019

                           (ii)    If to the Executive, to:

                                            Mr. Mark S. Ticotin
                                            12 Collingswood Road
                                            New City, NY 10956

                           Any party may change its address for notice
hereunder by notice to the other party hereto.

                           6.2      Entire Agreement.  This Agreement, including
the attached Schedules which are a part hereof for all purposes, contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                           6.3      Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of New York.

                           6.4      Assignment.  The obligations of the
Executive hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company, provided, that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably acceptable to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  7.       Resolution of Disputes.

                           7.1      Negotiation.  The parties shall attempt in
good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between the Executive and an executive officer of the Company who has authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 10 days after the effective date of such notice, the Executive and an executive officer of the Company shall meet at a mutually acceptable time and place within the New York City metropolitan area, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 30 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 7.1 shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

                           7.2      Arbitration.  Any dispute arising out of or
relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by nonbinding means as provided in Section 7.1 within 60 days of the initiation of such procedure, shall be finally settled by arbitration conducted expeditiously in New York City, New York in accordance with the Center for Public Resources, Inc. ("CPR") Rules for Non-Administered Arbitration of Business Disputes by three independent and impartial arbitrators, of whom each party shall appoint one, provided that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate arbitration before the expiration of such period. Any such party shall be appointed from the CPR Panels of Neutrals. The arbitration shall be governed by the United States Arbitration Act and any judgment upon the award decided upon the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages. Each party hereby acknowledges that compensatory damages include (without limitation) any benefit or right of indemnification given by another party to the other under this Agreement.

                           7.3      Expenses.  The Company shall promptly pay or
reimburse the Executive for all costs and expenses, including, without limitation, court or arbitration costs and attorneys' and accountants' fees and disbursements incurred by the Executive as a result of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by the Executive against the Company) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof or any other agreement or entitlement referred to herein.

                  8. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

                  9. No Mitigation or Set-Off. The provisions of this Agreement are not intended to, nor shall they be construed to, require that the Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of his employment by another employer or otherwise. The Company's obligations to make the payments to the Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive.

                  10. Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all of the parties hereto.

                  11. Beneficiaries/References. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s), as the case may be.

                  12. Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization or any applicable laws or regulations.

                  13. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

                  14. As of the Effective Date, this Agreement shall supersede all prior employment and severance agreements between the Company (or its predecessors) and the Executive, including the Executive Agreement dated as of August 7, 1997.


                  IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the date first above written.


                                           CORPORATE PROPERTY INVESTORS, INC.


                                           By:
                                              -------------------------------
                                              Name:
                                                   --------------------------
                                              Title:
                                                    -------------------------


                                           ------------------------------------
                                                     MARK S. TICOTIN




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